Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS SEPTEMBER SALES

PROVIDES UPDATE ON STOCK REPURCHASE ACTIVITY

HOUSTON, TX, October 6, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported total sales of $118 million for the five week September period ended October 1, 2011.  Comparable store sales for September decreased 0.7%.

Merchandise categories that achieved comparable store sales increases during September were cosmetics, footwear, home & gifts and junior’s.  Geographically, the Southeast and Midwest regions had comparable store sales gains during the month.

The Company also reported that it opened five new Goody’s stores and one new Bealls store, and reopened a fire-damaged store, during September.  New Goody’s stores were opened in Crawfordsville and Wabash, IN, Knoxville, TN and Meridian and Booneville, MS.  A new Bealls store was opened in Riverton, WY.  The Company noted that Wyoming becomes its 40th state.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
1st Quarter	0.2	(0.6)	346	340
2nd Quarter	0.9	(1.6)	353	345
August	(1.7)	0.5	113	114
September	(0.7)	1.8	118	118
Quarter-To-Date	(1.2)	1.2	231	232
Year-To-Date (8 Mos)	0.1	(0.6)	930	917

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Stage Stores Reports
September Sales
Page - 2

Stock Repurchase Activity
The Company reported today that it repurchased 2.3 million shares of its common stock during the nine-week August and September period at a total cost of $34.1 million.  Of the $34.1 million spent in the period, $26.0 million came from the Company’s $200 million Stock Repurchase Program and $8.1 million came from proceeds available to the Company from the exercise of employee stock options. As of the end of September, the company had spent a total of $100 million on the current Stock Repurchase Program and met its repurchase goal for 2011.  The Company noted that the guidance provided on August 18th reflected only the shares that had been repurchased through the first half of the year and did not include any assumptions for additional share buybacks.  The $34.1 million spent in the first nine weeks of the third quarter and the resulting lower share count is anticipated to have a $0.02 per share negative impact on the loss per share in the third quarter.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 805 stores located in 40 states.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the anticipated impact on the third quarter’s loss per share from the lower share count.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2011, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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